Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
THIRD QUARTER AND FIRST NINE MONTHS OF 2018

SAN DIEGO, CALIFORNIA, October 31, 2018....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the third quarter and nine months ended September 30, 2018. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the quarter ended September 30, 2018:

•Net income per share was $0.34
•AFFO per share increased 5.2% to $0.81, compared to the quarter ended September 30, 2017
•Invested $608.5 million in 238 new properties and properties under development or expansion
•Dividends paid per common share increased 3.9%, compared to the quarter ended September 30, 2017
•S&P Global Ratings raised our credit rating to A- with a “stable” outlook

CEO Comments

“We are pleased with our operating results during the third quarter, with strong acquisition activity, high occupancy, and positive recapture rates," said Sumit Roy, Realty Income’s President & Chief Executive Officer. "We invested approximately $609 million in property acquisitions, bringing us to nearly $1.5 billion in acquisitions completed as we entered the fourth quarter. Our consistent track record of performance and the stability of our portfolio contributed to S&P raising our credit rating to ‘A-‘ during the quarter, placing us among only a few REITs with two ‘A’ ratings. In October, we recast and expanded our revolving credit facility from $2.0 billion to $3.0 billion at favorable pricing.

We remain committed to capitalizing our business in a conservative manner and raised approximately $300 million of equity during the quarter, primarily through our ATM program. Based on the continued strength of our business, we are adjusting our 2018 AFFO per share guidance from our previous estimate of $3.16 - $3.21 to $3.18 - $3.21, representing annual growth of 4% - 5%. As we further evolve and execute the company’s strategy, I look forward to continuing to work closely with the Board and our talented team.”

Financial Results

Revenue
Revenue for the quarter ended September 30, 2018 increased 10.2% to $338.1 million, as compared to $306.9 million for the same quarter in 2017. Revenue for the nine months ended September 30, 2018 increased 8.9% to $985.3 million, as compared to $905.1 million for the same period in 2017.

Net Income Available to Common Stockholders
Net income available to common stockholders for the quarter ended September 30, 2018 was $99.0 million, as compared to $87.9 million for the same quarter in 2017. Net income per share for the quarter ended September 30, 2018 was $0.34, as compared to $0.32 for the same quarter in 2017.

Net income available to common stockholders for the nine months ended September 30, 2018 was $278.5 million, as compared to $240.7 million for the same period in 2017. Net income per share for the nine months ended September 30, 2018 was $0.97, as compared to $0.89 for the same period in 2017.

The calculation to determine net income for a real estate company includes impairments, gains on property sales and/or fair value adjustments on interest rate swaps. These items can vary from quarter to quarter and can significantly impact net income and period to period comparisons.

Funds From Operations Available to Common Stockholders (FFO)
FFO for the quarter ended September 30, 2018 increased to $234.6 million, as compared to $211.2 million for the same quarter in 2017. FFO per share for the quarter ended September 30, 2018 increased to $0.81, as compared to $0.77 for the same quarter in 2017.

FFO for the nine months ended September 30, 2018 increased to $685.5 million, as compared to $601.7 million for the same period in 2017. FFO per share for the nine months ended September 30, 2018 increased to $2.39, as compared to $2.22 for the same period in 2017.

Adjusted Funds From Operations Available to Common Stockholders (AFFO)
AFFO for the quarter ended September 30, 2018 increased 10.6% to $236.2 million, as compared to $213.6 million for the same quarter in 2017. AFFO per share for the quarter ended September 30, 2018 increased 5.2% to $0.81, as compared to $0.77 for the same quarter in 2017.

AFFO for the nine months ended September 30, 2018 increased 10.3% to $687.7 million, as compared to $623.3 million for the same period in 2017. AFFO per share for the nine months ended September 30, 2018 increased 4.3% to $2.40, as compared to $2.30 for the same period in 2017.

The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trusts’ (NAREIT’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, and reduced by gains on property sales. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered as measures of liquidity, our ability to make cash distributions, or our ability to pay interest payments. See the reconciliations of net income available to common stockholders to FFO and AFFO on pages five and six of this press release.

Dividend Increases
In September 2018, Realty Income announced the 84th consecutive quarterly dividend increase, which is the 98th increase in the amount of the dividend since the company’s listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of September 30, 2018 was $2.646 per share. The amount of monthly dividends paid per share increased 3.9% to $0.660 in the third quarter of 2018, as compared to $0.635 for the same quarter in 2017.

Real Estate Portfolio Update

As of September 30, 2018, Realty Income’s portfolio of freestanding, single-tenant properties consisted of 5,694 properties located in 49 states and Puerto Rico, leased to 260 different commercial tenants, and doing business in 48 industries. The properties are leased under long-term, net lease agreements with a weighted average remaining lease term of 9.3 years.

Portfolio Management Activities
The company’s portfolio of commercial real estate, owned primarily under long-term net leases, continues to perform well and provides dependable rental revenue supporting the payment of monthly dividends. As of September 30, 2018, portfolio occupancy was 98.8% with 71 properties available for lease out of a total of 5,694 properties in the portfolio, as compared to 98.7% as of June 30, 2018 and 98.3% as of September 30, 2017. Economic occupancy, or occupancy as measured by rental revenue, was 99.1% as of September 30, 2018, as compared to 98.9% as of June 30, 2018 and 98.5% as of September 30, 2017.

Since June 30, 2018, when the company reported 69 properties available for lease, the company had 76 lease expirations, re-leased 64 properties and sold 10 vacant properties during the quarter ended September 30, 2018. Of the 64 properties re-leased during the third quarter of 2018, 63 properties were re-leased to the same tenants and one was re-leased to a new tenant after a period of vacancy. The annual new rent on these re-leases was $10.89 million, as compared to the previous annual rent of $10.09 million on the same properties, representing a rent recapture rate of 107.9% on the properties re-leased during the quarter ended September 30, 2018.

Since December 31, 2017, when the company reported 83 properties available for lease, the company had 191 lease expirations, re-leased 166 properties and sold 37 vacant properties during the nine months ended September 30, 2018. Of the 166 properties re-leased during the first nine months of 2018, 155 properties were re-leased to the same tenants, three were re-leased to new tenants without vacancy, and eight were re-leased to new tenants after a period of vacancy. The annual new rent on these re-leases was $38.15 million, as compared to the previous annual rent of $36.12 million on the same properties, representing a rent recapture rate of 105.6% on the properties re-leased during the first nine months of 2018.

Rent Increases
During the quarter ended September 30, 2018, same store rents on 4,707 properties under lease increased 1.0% to
$272.9 million, as compared to $270.3 million for the same quarter in 2017. For the nine months ended September 30, 2018, same store rents on 4,707 properties under lease increased 0.9% to $819.8 million, as compared to $812.2 million for the same period in 2017.

Investments in Real Estate
During the quarter ended September 30, 2018, Realty Income invested $608.5 million in 238 new properties and properties under development or expansion, located in 25 states. These properties are 100% leased with a weighted average lease term of approximately 15.3 years and an initial average cash lease yield of 6.3%. The tenants occupying the new properties operate in 14 industries, and are 99.4% retail and 0.6% industrial, based on rental revenue. Approximately 62% of the rental revenue generated from acquisitions during the third quarter of 2018 is from investment grade rated tenants.

During the nine months ended September 30, 2018, Realty Income invested $1.47 billion in 591 new properties and properties under development or expansion, located in 37 states. These properties are 100% leased with a weighted average lease term of approximately 14.4 years and an initial average lease yield of 6.3%. The tenants occupying the new properties operate in 20 industries, and the property types are 96.1% retail and 3.9% industrial, based on rental revenue. Approximately 67% of the rental revenue generated from acquisitions during the first nine months of 2018 is from investment grade rated tenants.

Property Dispositions
During the quarter ended September 30, 2018, Realty Income sold 20 properties for $35.5 million, with a gain on sales of $7.8 million. During the nine months ended September 30, 2018, Realty Income sold 60 properties for $83.0 million, with a gain on sales of $18.8 million.

Liquidity and Capital Markets

Capital Raising
During the quarter ended September 30, 2018, Realty Income raised $293.0 million from the sale of common stock at a weighted average price of $57.53 per share.

New, Expanded Credit Facility
In October 2018, we entered in a new $3.25 billion unsecured credit facility to amend and restate our previous $2.25 billion unsecured credit facility, of which $2.0 billion was due to expire in June 2019. This new credit facility includes a $3.0 billion unsecured revolving credit facility and a new $250 million unsecured term loan due March 2024. The new revolving credit facility matures in March 2023 and includes two six-month extensions that can be exercised at our option. The new revolving credit facility also has a $1.0 billion expansion feature. Under the new revolving credit facility, our current investment grade credit ratings provide for financing at the London Interbank Offered Rate, commonly referred to as LIBOR, plus 0.775% with a facility commitment fee of 0.125%, for all-in drawn pricing of 0.90% over LIBOR. This compares favorably to our previous $2.25 billion unsecured credit facility, which had all-in drawn pricing of 0.975% over LIBOR.  As of September 30, 2018, we had a balance of $774 million on our previous revolving credit facility.

In conjunction with our new revolving credit facility and as referenced above, we entered into a $250.0 million senior unsecured term loan, which matures in March 2024. Borrowing under this term loan bears interest at the current one-month LIBOR, plus 0.85%. In conjunction with this term loan, we also entered into an interest rate swap which effectively fixes our per annum interest on this term loan at 3.89%.

Other Matters

Sumit Roy Appointed Chief Executive Officer (CEO)
On October 16, 2018, we announced that our Board of Directors had appointed Sumit Roy to the position of CEO and to the Board of the Company. Mr. Roy, who had previously served as Chief Operating Officer, succeeds John P. Case, our previous CEO. With this appointment, Mr. Roy became only the fourth CEO in Realty Income’s 49-year history. Mr. Roy will continue to serve as our President.

2018 Earnings Guidance

We estimate AFFO per share for 2018 of $3.18 to $3.21. AFFO adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of Realty Income’s ongoing operating performance.

We estimate FFO per share for 2018 of $3.11 to $3.14. FFO per share for 2018 is based on a net income per share range of $1.21 to $1.24, plus estimated real estate depreciation and impairments of $1.98 per share, and reduced by potential estimated gains on sales of investment properties of $0.08 per share (in accordance with NAREIT’s definition of FFO). Our FFO per share estimates include the impact from the severance payments payable to our former CEO in October 2018. We estimate the severance payment to be approximately $28 million, including an $8.3 million cash payment and the balance representing common stock vesting. Approximately $9 million of this amount had been accrued in 2018 prior to our former CEO’s departure.

Additional earnings guidance detail can be found in Realty Income’s supplemental materials available on Realty Income’s corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

Conference Call Information

In conjunction with the release of Realty Income’s operating results, the company will host a conference call on
November 1, 2018 at 11:30 a.m. PT to discuss the results. To access the conference, dial (888) 220-8474. When prompted, provide the conference ID 5953153.

A telephone replay of the conference call can also be accessed by calling (888) 203-1112 and entering the passcode 5953153. The telephone replay will be available through November 15, 2018. A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com.

A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available through November 15, 2018. No access code is required for this replay.

Supplemental Materials

Supplemental materials on third quarter and year-to-date 2018 operating results are available on Realty Income’s corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 5,600 real estate properties owned under long-term lease agreements with regional and national commercial tenants. To date, the company has declared 580 consecutive common stock monthly dividends throughout its 49-year operating history and increased the dividend 98 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:
Jonathan Pong, CFA, CPA
VP, Capital Markets
(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/18	Ended 9/30/17	Ended 9/30/18	Ended 9/30/17
REVENUE
Rental	$324,773	$293,455	$945,191	$867,325
Tenant reimbursements	12,479	11,933	35,174	34,918
Other	829	1,532	4,897	2,872
Total revenue	338,081	306,920	985,262	905,115

EXPENSES
Depreciation and amortization	136,967	127,569	402,069	371,755
Interest	69,342	62,951	195,385	185,935
General and administrative	16,332	13,881	49,970	43,227
Property (including reimbursable)	15,806	17,267	48,594	52,828
Income taxes	1,302	1,133	3,733	2,621
Provisions for impairment	6,862	365	25,034	8,072
Total expenses	246,611	223,166	724,785	664,438
Gain on sales of real estate	7,813	4,319	18,818	17,689
Net income	99,283	88,073	279,295	258,366
Net income attributable to noncontrolling interests	(284)	(133)	(753)	(420)
Net income attributable to the Company	98,999	87,940	278,542	257,946
Preferred stock dividends	—	—	—	(3,911)
Excess of redemption value over carrying value of preferred shares redeemed	—	—	—	(13,373)
Net income available to common stockholders	$98,999	$87,940	$278,542	$240,662

Funds from operations available to common stockholders (FFO)	$234,550	$211,192	$685,514	$601,677
Adjusted funds from operations available to common stockholders (AFFO)	$236,195	$213,601	$687,744	$623,327

Per share information for common stockholders:
Net income, basic and diluted	$0.34	$0.32	$0.97	$0.89

FFO, basic and diluted	$0.81	$0.77	$2.39	$2.22

AFFO:
Basic	$0.81	$0.78	$2.40	$2.30
Diluted	$0.81	$0.77	$2.40	$2.30

Cash dividends paid per common share	$0.660	$0.635	$1.969	$1.891

FUNDS FROM OPERATIONS (FFO)
(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with NAREIT’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on real estate sales.

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/18	Ended 9/30/17	Ended 9/30/18	Ended 9/30/17

Net income available to common stockholders	$98,999	$87,940	$278,542	$240,662
Depreciation and amortization	136,967	127,569	402,069	371,755
Depreciation of furniture, fixtures and equipment	(166)	(133)	(493)	(440)
Provisions for impairment	6,862	365	25,034	8,072
Gain on sales of real estate	(7,813)	(4,319)	(18,818)	(17,689)
FFO adjustments allocable to noncontrolling interests	(299)	(230)	(820)	(683)
FFO available to common stockholders	$234,550	$211,192	$685,514	$601,677
FFO allocable to dilutive noncontrolling interests	217	220	667	659
Diluted FFO	$234,767	$211,412	$686,181	$602,336

FFO per common share, basic and diluted	$0.81	$0.77	$2.39	$2.22

Distributions paid to common stockholders	$191,703	$174,607	$564,747	$509,987

FFO available to common stockholders in excess of distributions paid to common stockholders	$42,847	$36,585	$120,767	$91,690

Weighted average number of common shares used for FFO:
Basic	290,664,368	275,511,870	286,599,191	270,584,365
Diluted	291,207,186	276,050,671	287,105,285	271,126,114

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance.  Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months	Nine Months	Nine Months
	Ended 9/30/18	Ended 9/30/17	Ended 9/30/18	Ended 9/30/17
Net income available to common stockholders	$98,999	$87,940	$278,542	$240,662
Cumulative adjustments to calculate FFO (1)	135,551	123,252	406,972	361,015
FFO available to common stockholders	234,550	211,192	685,514	601,677
Excess of redemption value over carrying value of Class F preferred share redemption	—	—	—	13,373
Amortization of share-based compensation	3,870	3,426	12,527	10,641
Amortization of deferred financing costs (2)	1,014	1,329	2,872	4,133
Amortization of net mortgage premiums	(354)	(341)	(1,167)	(1,580)
Gain on interest rate swaps	(265)	(368)	(3,064)	(1,228)
Leasing costs and commissions	(379)	(489)	(2,831)	(1,248)
Recurring capital expenditures	(382)	(171)	(529)	(536)
Straight-line rent	(6,575)	(4,778)	(18,207)	(12,331)
Amortization of above and below-market leases	4,655	3,732	12,426	10,213
Other adjustments (3)	61	69	203	213
AFFO available to common stockholders	$236,195	$213,601	$687,744	$623,327
AFFO allocable to dilutive noncontrolling interests	227	299	692	885
Diluted AFFO	$236,422	$213,900	$688,436	$624,212

AFFO per common share
Basic	$0.81	$0.78	$2.40	$2.30
Diluted	$0.81	$0.77	$2.40	$2.30

Distributions paid to common stockholders	$191,703	$174,607	$564,747	$509,987

AFFO available to common stockholders in excess of distributions paid to common stockholders	$44,492	$38,994	$122,997	$113,340

Weighted average number of common shares used for AFFO:
Basic	290,664,368	275,511,870	286,599,191	270,584,365
Diluted	291,207,186	276,138,853	287,105,285	271,214,296

(1)	See FFO calculation on page six for reconciling items.

(2)
Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and issuance of our term loans.  The deferred financing costs are being amortized over the lives of the respective notes payable, mortgages and term loans.  No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(3)	Includes adjustments allocable to both noncontrolling interests and capital lease obligations.

HISTORICAL FFO AND AFFO
(dollars in thousands, except per share amounts)

For the three months ended September 30,	2018	2017	2016	2015	2014

Net income available to common stockholders	$98,999	$87,940	$70,302	$60,705	$57,941
Depreciation and amortization	136,801	127,436	113,730	104,154	95,135
Provisions for impairment	6,862	365	8,763	3,864	495
Gain on sales of real estate	(7,813)	(4,319)	(4,335)	(6,224)	(10,975)
FFO adjustments allocable to noncontrolling interests	(299)	(230)	(174)	(339)	(337)

FFO	$234,550	$211,192	$188,286	$162,160	$142,259

FFO per diluted share	$0.81	$0.77	$0.73	$0.69	$0.64

AFFO	$236,195	$213,601	$186,575	$165,790	$142,429

AFFO per diluted share	$0.81	$0.77	$0.72	$0.70	$0.64

Cash dividends paid per share	$0.660	$0.635	$0.601	$0.570	$0.548

Weighted average diluted shares outstanding - FFO	291,207,186	276,050,671	258,356,892	236,739,942	222,236,071

Weighted average diluted shares outstanding - AFFO	291,207,186	276,138,853	258,356,892	236,739,942	222,236,071

For the nine months ended September 30,	2018	2017	2016	2015	2014

Net income available to common stockholders	$278,542	$240,662	$202,820	$180,515	$156,540
Depreciation and amortization	401,576	371,315	331,617	302,868	277,804
Provisions for impairment	25,034	8,072	16,955	9,182	2,676
Gain on sales of real estate	(18,818)	(17,689)	(15,283)	(17,117)	(16,818)
FFO adjustments allocable to noncontrolling interests	(820)	(683)	(546)	(918)	(1,032)

FFO	$685,514	$601,677	$535,563	$474,530	$419,170

FFO per diluted share	$2.39	$2.22	$2.11	$2.05	$1.93

AFFO	$687,744	$623,327	$543,367	$477,006	$416,255

AFFO per diluted share	$2.40	$2.30	$2.14	$2.06	$1.92

Cash dividends paid per share	$1.969	$1.891	$1.786	$1.700	$1.642

Weighted average diluted shares outstanding - FFO	287,105,285	271,126,114	254,223,301	231,545,745	216,830,013

Weighted average diluted shares outstanding - AFFO	287,105,285	271,214,296	254,458,747	231,545,745	216,830,013

REALTY INCOME CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	Nine Months Ended	Year Ended
	September 30, 2018	December 31, 2017
ASSETS	(unaudited)
Real estate, at cost:
Land	$4,562,343	$4,080,400
Buildings and improvements	11,666,564	10,936,069
Total real estate, at cost	16,228,907	15,016,469
Less accumulated depreciation and amortization	(2,607,309)	(2,346,644)
Net real estate held for investment	13,621,598	12,669,825
Real estate held for sale, net	65,376	6,674
Net real estate	13,686,974	12,676,499
Cash and cash equivalents	6,666	6,898
Accounts receivable, net	135,866	119,533
Acquired lease intangible assets, net	1,212,679	1,194,930
Goodwill	14,861	14,970
Other assets, net	38,279	45,336
Total assets	$15,095,325	$14,058,166

LIABILITIES AND EQUITY
Distributions payable	$65,749	$60,799
Accounts payable and accrued expenses	119,144	109,523
Acquired lease intangible liabilities, net	309,665	268,796
Other liabilities	109,854	116,869
Line of credit payable	774,000	110,000
Term loans, net	319,571	445,286
Mortgages payable, net	310,206	325,941
Notes payable, net	5,375,882	5,230,244
Total liabilities	7,384,071	6,667,458

Commitments and contingencies

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 370,100,000 shares authorized, 295,145,532 shares issued and outstanding as of September 30, 2018 and 284,213,685 shares issued and outstanding as of December 31, 2017	10,220,092	9,624,264
Distributions in excess of net income	(2,543,852)	(2,252,763)
Total stockholders’ equity	7,676,240	7,371,501
Noncontrolling interests	35,014	19,207
Total equity	7,711,254	7,390,708
Total liabilities and equity	$15,095,325	$14,058,166

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
2017	4.5%	3.6%	3.9%	8.7%	2.2%	28.1%	1.9%	21.8%	1.1%	28.2%
YTD 2018	4.6%	3.2%	4.0%	1.8%	2.2%	8.8%	1.9%	10.6%	1.0%	16.6%

Compound Average Annual Total Return (5)		15.9%		10.5%		10.8%		10.0%		10.3%

Note:   All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: NAREIT website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)	FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)
Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period.  Does not include reinvestment of dividends for the annual percentages.

(3)	Includes reinvestment of dividends. Source: NAREIT website and Factset.

(4)	Price only index, does not include dividends as NASDAQ did not report total return metrics for the entirety of the measurement period. Source: Factset.

(5)
All of these Compound Average Annual Total Return rates are calculated in the same manner: from Realty Income’s NYSE listing on October 18, 1994 through September 30, 2018, and (except for NASDAQ) assuming reinvestment of dividends. Past performance does not guarantee future performance.  Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.